EXHIBIT 99.1

c/o Corporate Election Services
P.O. Box 3200
Pittsburgh, PA 15230

V o t e  b y  T e l e p h o n e

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

V o t e  b y  I n t e r n e t

Have your proxy card available when you access the Internet site www.cesvote.com and follow the simple instructions to record your vote.

V o t e  b y  M a i l

Mark your choices, sign and date your proxy card, and return it in the postage-paid envelope provided or return it to: FirstEnergy Corp., c/o Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone

Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

OR

Vote by Internet

Access the Internet site
and cast your vote:
www.cesvote.com

OR

Vote by Mail

Return your proxy card
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or Internet, please do not return your proxy card.
Your telephone or Internet vote must be received by 9:30 a.m. Eastern Time on Tuesday, September 14, 2010, to be counted in the final tabulation.
ê Please sign and date the proxy card below and fold and detach the card at the perforation before mailing.  ê

This proxy card is solicited by the Board of Directors for the Special Meeting of Shareholders to be held at the John S. Knight Center, 77 E. Mill Street, Akron, Ohio, on Tuesday, September 14, 2010, at 9:30 a.m. Eastern Time. When properly executed, your proxy card will be voted in the manner you direct; and, if you do not specify your choices, your proxy card will be voted FOR Items 1, 2 and 3.

The undersigned appoints Rhonda S. Ferguson, Jacqueline S. Cooper, and Edward J. Udovich as Proxies with the power to appoint their substitutes; authorizes them to represent and to vote, as directed on the reverse side, all the shares of common stock of FirstEnergy Corp. which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on September 14, 2010, or at any adjournment or postponement thereof; and authorizes them to vote, at their discretion, on other business that properly may come before the meeting.

Date:

Signature

Signature
Sign above as name(s) appear on this proxy card. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Please sign and mail promptly if you are not voting by telephone or Internet.

— PRELIMINARY COPY —
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Special Meeting of Shareholders, please ensure your shares are represented at the meeting by promptly voting by telephone or Internet, or by returning your proxy card in the enclosed envelope.
ê  Please sign and date the proxy card below on the reverse side, and fold and detach the card at the perforation before mailing.    ê

FIRSTENERGY CORP.	PROXY CARD
       Your Board of Directors recommends a vote FOR Items 1, 2 and 3.

1.	Authorize and approve the issuance of shares of FirstEnergy Corp. common stock pursuant to, and the other transactions contemplated by, the Agreement and Plan of Merger, dated as of February 10, 2010, as amended as of June 4, 2010, by and among FirstEnergy Corp., Element Merger Sub, Inc. and Allegheny Energy, Inc., as it may be further amended

❑ FOR ❑ AGAINST ❑ ABSTAIN

2.	Adopt the amendment to FirstEnergy Corp.’s amended articles of incorporation to increase the number of authorized common stock from 375,000,000 to 490,000,000

❑ FOR ❑ AGAINST ❑ ABSTAIN

3.	Adjourn the Special Meeting to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to authorize and approve the share issuance and the other transactions contemplated by the merger agreement or adopt the charter amendment

❑ FOR ❑ AGAINST ❑ ABSTAIN
SIGN THIS CARD ON THE REVERSE SIDE.